Exhibit 21.1

List of Subsidiaries

IP Global Voice, Inc., Delaware
NewMarket China, Inc, Nevada
RKM-USA, Inc., Florida
Netsco, Inc., North Carolina
NewMarket Broadband, Inc., Nevada
NewMarket Intellectual Property, Inc., Nevada
Unione Consulting Ltda, Brazil
RKM Suministros, S.A., Venezuela
Infotel Technologies PTE Ltd., Singapore